Exhibit 5.1

OPINION OF DANIEL HORWOOD, GENERAL COUNSEL AND SECRETARY

March 16, 2021

Ra Medical Systems, Inc.
2070 Las Palmas Drive
Carlsbad, California 92011

Re:  Registration Statement on Form S‑8

Ladies and Gentlemen:

I am General and Secretary of Ra Medical Systems, Inc. a Delaware corporation (the “Company”), and have been asked to render this opinion in connection with the filing of a Registration Statement on FormS-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of (i) 65,285 shares of the Company’s common stock reserved for future issuance pursuant to the Ra Medical Systems, Inc. 2018 Equity Incentive Plan, and (ii) 11,870 shares of the Company’s common stock reserved for future issuance pursuant to the Ra Medical Systems, Inc. 2018 Employee Stock Purchase Plan (which plans are collectively referred to herein as the “Plans” and which shares of Common Stock are collectively referred to herein as the “Shares”). In my capacity as General Counsel and Secretary of the Company, I have examined the proceedings taken and am familiar with the actions proposed to be taken by the Company in connection with the issuance and sale of the Shares under the Plans and pursuant to the agreements related thereto.

On the basis of the foregoing, and in reliance thereon, it is my opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, will be legally and validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and to the use of my name wherever it appears in the Registration Statement and in any amendment or supplement thereto.

Very truly yours,

/s/ Daniel Horwood__________
Daniel Horwood
General Counsel and Secretary